                                                                      EXHIBIT 12

                     Vintage Petroleum, Inc. & Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                   Years Ended December 31,
                                                        --------------------------------------------------------------------------
                                                            1994           1995           1996           1997            1998
                                                        -------------  -------------  -------------  -------------  --------------
Income (loss) before income taxes                             $23,190        $12,241        $43,645        $62,032      ($131,229)
Add fixed charges:
  Interest expense                                             12,002         20,178         30,109         36,762         43,680
  Debt cost amortization                                           97            122              0              0              0
  Capitalized interest                                              0              0              0              0              0
                                                        -------------------------------------------------------------------------
     Total fixed charges                                       12,099         20,300         30,109         36,762         43,680
                                                        -------------------------------------------------------------------------
Adjusted earnings                                             $35,192        $32,419        $73,754        $98,794       ($87,549)
                                                        =========================================================================

Fixed charge coverage                                             2.9x           1.6x           2.4x           2.7x            --

Note: Adjusted earnings for the year ended December 31, 1998 were insufficient to cover fixed charges by $131.2 million.